EXHIBIT 12.3

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$177,905	$136,952	$197,033	$236,531	$231,059
Interest and other charges, before reduction for
amounts capitalized	192,102	189,502	164,132	138,678	132,226
Provision for income taxes	137,887	84,938	131,285	138,856	153,014
Interest element of rentals charged to income (a)	59,497	51,170	49,761	49,375	47,643
Earnings as defined	$567,391	$462,562	$542,211	$563,440	$563,942

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest expense	$191,727	$180,602	$159,632	$138,678	$132,226
Subsidiary’s preferred stock dividend requirements	375	8,900	4,500	-	-
Interest element of rentals charged to income (a)	59,497	51,170	49,761	49,375	47,643
Fixed charges as defined	$251,599	$240,672	$213,893	$188,053	$179,869

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.26	1.92	2.53	3.00	3.14

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

96

EXHIBIT 12.3

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$177,905	$136,952	$197,033	$236,531	$231,059
Interest and other charges, before reduction for amounts
capitalized	192,102	189,502	164,132	138,678	132,226
Provision for income taxes	137,887	84,938	131,285	138,856	153,014
Interest element of rentals charged to income (a)	59,497	51,170	49,761	49,375	47,643
Earnings as defined	$567,391	$462,562	$542,211	$563,440	$563,942

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):
Interest expense	$191,727	$180,602	$159,632	$138,678	$132,226
Preferred stock dividend requirements	25,213	24,590	12,026	7,008	2,918
Adjustments to preferred stock dividends
to state on a pre-income tax basis	20,178	8,204	5,137	4,113	1,932
Interest element of rentals charged to income (a)	59,497	51,170	49,761	49,375	47,643
Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$296,615	$264,566	$226,556	$199,174	$184,719
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS)	1.91	1.75	2.39	2.83	3.05

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

97